Exhibit 99.2

ROC Energy Acquisition Corp. Announces Closing of Upsized $180 Million Initial Public Offering

New York, NY, December 6, 2021 -- ROC Energy Acquisition Corp. (the “Company”) announced today the closing of its upsized initial public offering of 18,000,000 units, at a price of $10.00 per unit, resulting in gross proceeds of $180 million. The Company’s units commenced trading on the Nasdaq Global Market (“Nasdaq”), on December 2, 2021, under the ticker symbol “ROCAU.” Each unit consists of one share of the Company’s common stock and one right to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the shares of common stock and rights are expected to be listed on Nasdaq under the symbols “ROC” and “ROCAR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on the non-operated, upstream oil and gas sector in the U.S. The Company is led by Chief Executive Officer Daniel Jeffrey Kimes and Chief Financial Officer Rosemarie Cicalese.

EarlyBirdCapital, Inc. acted as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,700,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the offering and a simultaneous private placement of units, $181.8 million (or $10.10 per unit sold in the offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of December 6, 2021 reflecting receipt of the proceeds upon consummation of the offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017.

The registration statements relating to these securities have been filed with, and were declared effective by, the SEC on December 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Daniel Jeffrey Kimes
Chief Executive Officer
ROC Energy Acquisition Corp.
(972) 392-6180